UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2012

ADVANCED MEDICAL ISOTOPE CORPORATION

(Name of registrant as specified in its charter)

Delaware	0-53497	80-0138937
(State or other jurisdiction of Incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6208 W Okanogan Ave. Kennewick WA 99336		99336
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (509) 736-4000

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 21, 2012, in exchange for $121,500, the Company issued to an investor who is a director and principal shareholder of the Company a convertible note in the principal amount of $121,500 and 48,600 shares of common stock as a loan origination fee.  The note bears interest at 10% per annum.  The principal and interest are due and payable in full on the maturity date of February 21, 2013.  At the option of the holder, the principal and interest are convertible into common stock at $0.16 per share.

This disclosure under item 2.03 is being made in the event that the note described above, together with the note described below, were deemed to constitute a direct financial obligation that is material to the Company.

On January 31, 2012, in exchange for $128,500, the Company issued to the same investor a convertible note in the principal amount of $128,500 and 51,400 shares of common stock as a loan origination fee.  The note bears interest at 10% per annum.  The principal and interest are due and payable in full on the maturity date of January 31, 2013.  At the option of the holder, the principal and interest are convertible into common stock at $0.15 per share.

Item 3.02  Unregistered Sales of Equity Securities.

Although not obligated to do so, the Company is making this disclosure under item 3.02 in order to update the disclosure in its most recent current report regarding the sale of unregistered convertible notes and the related issuance of common stock.

The information regarding the transactions described above in item 2.03 is incorporated herein by this reference.  No underwriters were used for those transactions. As to those transactions, the Company relied upon the exemption from registration set forth in section 4(2) of the Securities Act of 1933, as amended, based upon the private nature and the limitations of the transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MEDICAL ISOTOPE CORPORATION

Date: February 22, 2012	By:	/s/ James C. Katzaroff
	Name:	James C. Katzaroff
	Title:	Chairman and Chief Executive Officer